SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[   ]        Preliminary Consent Statement
[   ]        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]        Definitive Consent Statement
[   ]        Definitive Additional Materials
[   ]        Soliciting Material Pursuant to § 240.14a-12

SandRidge Energy, Inc.

(Name of Registrant as Specified In Its Charter)

TPG-Axon Management LP
TPG-Axon Partners GP, L.P.
TPG-Axon GP, LLC
TPG-Axon Partners, LP
TPG-Axon International, L.P.
TPG-Axon International GP, LLC
Dinakar Singh LLC
Dinakar Singh
Stephen C. Beasley
Edward W. Moneypenny
Fredric G. Reynolds
Peter H. Rothschild
Alan J. Weber
Dan A. Westbrook

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SANDRIDGE ENERGY, INC.
__________________________

CONSENT STATEMENT

OF

TPG-AXON PARTNERS, LP

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN CONSENT CARD TODAY

This Consent Statement and the enclosed GREEN consent card are being furnished by TPG-Axon Partners, LP ("TPG-Axon Domestic"), its affiliates TPG-Axon Management LP ("TPG-Axon Management"), TPG-Axon Partners GP, L.P. ("PartnersGP"), TPG-Axon GP, LLC ("GPLLC"), TPG-Axon International, L.P. ("TPG-Axon International"), TPG-Axon International GP, LLC ("InternationalGP"), Dinakar Singh LLC ("Singh LLC") and Dinakar Singh ("Mr. Singh" and together with TPG-Axon Domestic, TPG-Axon Management, PartnersGP, GPLLC, TPG-Axon International, InternationalGP and Singh LLC, "TPG-Axon," "we" or "us"), and our nominees listed below, in connection with our solicitation of written consents (the "Consent Solicitation") from you, holders of shares of common stock, par value $0.001 per share (the "Common Stock"), of SandRidge Energy, Inc., a Delaware corporation ("SandRidge" or the "Company").  This Consent Solicitation is not being made by the Company.

A solicitation of written consents is a process that allows a company's stockholders to act by submitting written consents to any proposed stockholder actions in lieu of voting in person or by proxy at an annual or special meeting of stockholders.  All actions by written consent of stockholders (including the Proposals (as defined below)) require the affirmative consent of the holders of record having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present.  Under the Amended and Restated Bylaws of the Company (the "Bylaws"), each of the Proposals require the affirmative vote of the holders of more than 50% of the issued and outstanding shares of Common Stock of the Company entitled to vote.  As a result, consents representing a majority of the issued and outstanding shares of Common Stock must be received in order to adopt each of the Proposals.

We are soliciting written consents from the holders of shares of Common Stock to take the following actions (each, as more fully described in this Consent Statement, a "Proposal" and collectively, the "Proposals") in lieu of a special meeting of stockholders, in accordance with Delaware law:

Proposal No. 1 – To amend Section 1 of Article III of the Bylaws, as set forth in Annex I hereto, to (i) de-stagger the board of directors of the Company (the "Board") by providing that directors will be elected for one-year terms beginning with the 2013 annual meeting of stockholders (the "2013 Annual Meeting"), (ii) provide that the size of the Board may be fixed by either a majority vote of the Board or vote of the stockholders, (iii) provide that vacancies on the Board may be filled by the stockholders or by a majority vote of the remaining directors of the Board, and (iv) provide that directors may be removed with or without cause.

Proposal No. 2 – Remove all seven current members of the Board: Jim J. Brewer, Everett R. Dobson, William A. Gilliland,  Daniel W. Jordan, Roy T. Oliver, Jr., Jeffrey S. Serota and Tom L. Ward (and any person or persons, other than those elected by this Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship since December 26, 2012 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective) ("Proposal 2").

Proposal No. 3 – Elect Stephen C. Beasley, Edward W. Moneypenny, Fredric G. Reynolds, Peter H. Rothschild, Dinakar Singh, Alan J. Weber and Dan A. Westbrook (the "Nominees" and together with TPG-Axon, the "Participants") as directors to fill the resulting vacancies on the Board (or if any Nominee becomes unable or unwilling to serve as a director of the Company or if the size of the Board is increased, in either case prior to the effectiveness of this Proposal, any other person who is not a director, officer, employee or affiliate of TPG-Axon, designated as a Nominee by TPG-Axon) ("Proposal 3").

If we are successful in our Consent Solicitation, then the Board will be composed of the Nominees.  However, in the event that not all incumbent directors are removed pursuant to Proposal 2, there is no assurance that any incumbent director not removed will continue to serve as a director of the Company if any of our Nominees are elected to the Board pursuant to Proposal 3.  You should refer to the Company's consent revocation statement in connection with this Consent Solicitation, when distributed by SandRidge, for the names, background, qualifications and other information concerning the incumbent directors.

The Proposals will be effective without further action when we deliver to SandRidge consents from the holders of a majority of the outstanding shares of the Common Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware (the "DGCL").  The Proposals will not be effective unless the delivery of written consents complies with Section 228 of the DGCL.  In order for the Proposals to be adopted, SandRidge must receive the requisite number of unrevoked written consents signed and dated by the holders of a majority of the outstanding shares of Common Stock as of the close of business on December 13, 2012 (the "Record Date"), within 60 calendar days of the date of the earliest dated written consent.

Each of TPG-Axon Domestic, TPG-Axon Management, PartnersGP, GPLLC, TPG-Axon International, International GP, Singh LLC and Messrs. Beasley, Moneypenny, Reynolds, Rothschild, Singh, Weber and Westbrook are deemed to be participants in this Consent Solicitation. See the section titled "INFORMATION ON THE PARTICIPANTS" for more information.

This Consent Statement and GREEN consent card are first being sent or given to the stockholders of SandRidge on or about January 15, 2013.

WE URGE YOU TO ACT TODAY TO ENSURE THAT YOUR CONSENT WILL COUNT.  TPG-Axon reserves the right to submit to SandRidge consents at any time following the earliest dated written consent delivered to SandRidge.  See the section titled "CONSENT PROCEDURE" for additional information regarding such procedures.

As of the date of this filing, TPG-Axon was the beneficial owner of an aggregate of 33,000,000 shares of Common Stock, constituting approximately 6.7% of the currently outstanding shares of Common Stock, owned by TPG-Axon Domestic, TPG-Axon International and a managed account (the "Account").  In addition, Mr. Beasley may be deemed the beneficial owner of 3,000 shares of Common Stock, by virtue of his role as trustee of a trust for the benefit of his father.  Collectively, the Participants may be deemed to beneficially own an aggregate of 33,003,000 shares of Common Stock, constituting approximately 6.7% of outstanding Common Stock.  The percentages used herein are calculated based upon the 491,582,024 shares of Common Stock outstanding as of the Record Date, as reported in the preliminary Company's Consent Revocation Statement on Schedule 14A, filed by the Company on December 27, 2012, each entitled to one vote per share.  The mailing address of the principal executive offices of SandRidge is 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

We urge you to vote in favor of the Proposals by signing, dating and returning the enclosed GREEN consent card.  If you take no action, you will in effect be rejecting the Proposals.  The failure to execute and return a consent and "withheld consents" will have the same effect as a "no" vote.  Please note that in addition to signing the enclosed GREEN consent card, you must also date it to ensure its validity.

IMPORTANT
PLEASE READ THIS CAREFULLY

If your shares of Common Stock are registered in your own name, please submit your consent today by signing, dating and returning the enclosed GREEN consent card in the postage-paid envelope provided.

If you hold your shares in "street" name with a bank, broker firm, dealer, trust company or other nominee, only that nominee can exercise the right to consent with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, broker firm, dealer, trust company or other nominee to execute a consent in favor of the Proposals. Please follow the instructions to consent provided on the enclosed GREEN consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GREEN consent card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to TPG-Axon Partners, LP, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Execution and delivery of a consent by a record holder of shares of Common Stock will be presumed to be a consent with respect to all shares held by such record holder unless the consent specifies otherwise.

Only holders of record of shares of Common Stock as of the close of business on the Record Date will be entitled to consent to the Proposals. If you are a stockholder of record as of the close of business on the Record Date, you will retain your right to consent even if you sell your shares of Common Stock after the Record Date.

If you take no action, you will in effect be rejecting the Proposals. Withheld consents and failures to consent will have the same effect as rejecting the Proposals.

If you have any questions regarding your GREEN consent card or need assistance in executing your consent, please contact MacKenzie Partners, Inc. at (212) 929-5500 or Toll-Free (800) 322-2885.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

The following are some of the questions you, as a stockholder, may have and answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this Consent Statement, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this Consent Statement. We urge you to carefully read this entire Consent Statement prior to making any decision on whether to grant any consent hereunder.

WHO IS MAKING THE SOLICITATION?

The solicitation is being made by TPG-Axon and the seven Nominees.  TPG-Axon Management serves as the investment manager to several investment funds and managed accounts, including TPG-Axon Domestic, TPG-Axon International and the Account.  InternationalGP is the general partner of TPG-Axon International.  PartnersGP is the general partner of TPG-Axon Domestic and the managing member of InternationalGP.  GPLLC is the general partner of PartnersGP and TPG-Axon Management.  Singh LLC is the managing member of GPLLC and Mr. Singh is the managing member of Singh LLC.

As of the date of this filing, TPG-Axon was the beneficial owner of an aggregate of 33,000,000 shares of Common Stock, constituting approximately 6.7% of the currently outstanding shares of Common Stock, owned by TPG-Axon Domestic, TPG-Axon International and the Account.  In addition, Mr. Beasley may be deemed the beneficial owner of 3,000 shares of Common Stock.  Collectively, the Participants may be deemed to beneficially own an aggregate of 33,003,000 shares of Common Stock, constituting approximately 6.7% of the outstanding Common Stock.

For additional information on the Participants, please see the section titled "INFORMATION ON THE PARTICIPANTS" starting on page 9 of this Consent Statement.

WHAT ARE WE ASKING THAT THE STOCKHOLDERS CONSENT TO?

We are asking you to consent to three corporate actions.  The first Proposal seeks to amend Section 1 of Article III of the Company's Bylaws to de-stagger the Board and provide that directors will be elected for one-year terms beginning with the 2013 Annual Meeting.  Because the Bylaws provide, consistent with the DGCL, that directors on the currently classified board may be removed solely for cause, the first Proposal will also amend such Bylaw provision to provide that directors may be removed with or without cause.  The amended Bylaw provision will also provide that the size of the Board may be fixed by either a majority vote of the Board or vote of the stockholders and that vacancies on the Board may be filled by the stockholders or a majority vote of the remaining directors of the Board.

The second Proposal seeks to remove all of the current members of the Board and each member of the Board, if any, appointed by the Board (or any committee thereof) to fill any newly-created directorship since December 26, 2012 and immediately prior to the effectiveness of these Proposals.

The third Proposal seeks to fill any vacancies on the Board, including those resulting from the second Proposal, with the Nominees.

WHO ARE THE NOMINEES THAT WE ARE PROPOSING TO ELECT TO THE BOARD?

We are asking you to elect each of Messrs. Beasley, Moneypenny, Reynolds, Rothschild, Singh, Weber and Westbrook to serve as a director of SandRidge. They are highly qualified, experienced and respected members of the business community who are committed to act in the best interests of SandRidge and its stockholders.  None of these professionals (other than Mr. Singh) currently has or has ever had any business or financial ties to TPG-Axon or any of its affiliated funds.

For information regarding the Nominees, please see the section titled "PROPOSAL 3 – ELECTION OF DIRECTORS" starting on page 17 of this Consent Statement.

WHY ARE WE SOLICITING YOUR CONSENT?

   Since its IPO in 2007:

●	SandRidge stock has been the worst performing energy stock in the Russell 1000,

●	SandRidge stock has declined almost 80%,

●	SandRidge has diluted stockholder ownership through equity issuances to a greater degree than any of its self-described peer companies, and

●	SandRidge has the highest cost of debt capital of all of its 17 self-described exploration and production peer companies.1

This destruction of stockholder value, in our view, has been caused by poor and erratic strategic decisions, excessive spending, and self-interested transactions.  Despite this, we believe SandRidge stock is severely undervalued relative to the potential of its assets.  However, for that value to be realized, the Company must successfully develop its existing base of assets in coming years, and the market must have confidence in its ability to do so without missteps or leakage of value.  We have grown increasingly concerned about the ability of the current management team to deliver that value, or of the Board to protect stockholder interests. This solicitation is being undertaken in order to de-stagger the Board and permit stockholders to have a say in determining other corporate governance matters, including the determination of Board size, the filling of vacancies and the removal of directors, in each case to better ensure that directors are held accountable to Company stockholders for their actions and protect against the disenfranchisement of stockholders.  It is also being undertaken in order to remove all of the incumbent directors and replace them with the Nominees.

DO THE ORGANIZATIONAL DOCUMENTS OF THE COMPANY PERMIT STOCKHOLDERS TO TAKE ACTION BY WRITTEN CONSENT?

Yes.  Section 228 of the DGCL expressly provides that a corporation's stockholders are permitted to take action by written consent "[u]nless otherwise provided in the certificate of incorporation".  The Certificate of Incorporation of the Company (the "Charter") does not contain a provision relating to stockholder action by written consent.  Section 12 of Article II of the Bylaws is consistent with Section 228 of the DGCL and provides that, unless otherwise restricted by the Charter, any action required or permitted to be taken at any annual meeting or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth such action, are signed by the holders of outstanding Common Stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and delivered to the Company.

IF THE CONSENT SOLICITATION IS SUCCESSFUL, WILL IT HAVE ANY EFFECT ON THE MATERIAL AGREEMENTS OF THE COMPANY?

Certain material contracts of the Company may be affected if the Consent Solicitation is successful.

Under the Second Amended and Restated Credit Agreement, dated as of March 29, 2012, among the Company, Bank of America, N.A. and the other parties thereto (the "Credit Agreement"), a "Change of Control" of the Company would constitute an event of default under the Credit Agreement.  A "Change of Control" is defined to include a change in the composition of the Board during any 24 month period whereby the members of the Board at the beginning of such period cease to constitute a majority of the Board at the end of the period.  However, based on the Company's Quarterly Report on Form10-Q filed with the SEC on November 9, 2012, there have been no amounts outstanding under the Credit Agreement during 2012. As a result, if that remains the case and if our Consent Solicitation is successful and a "Change of Control" is triggered, it will not require the repayment of any amount outstanding under the Credit Agreement or otherwise materially impact the Company in this respect.

1 See discussion under "REASONS FOR THE SOLICITATION" on page 11 of this Consent Statement.

The Indentures governing the Company's senior notes require the Company to make an offer to repurchase the notes upon a "Change of Control."  A "Change of Control" includes a change in the composition of the Board during any 24 month period whereby the members of the Board at the beginning of such period no longer constitute a majority of the Board at the end of the period.  Based on the Company's Quarterly Report on Form 10-Q filed with the SEC on November 9, 2012, as of September 30, 2012, approximately $4.3 billion of the Company's senior notes were outstanding, the repayment of which we believe, if required, will not materially impact the Company.   All of the outstanding series of senior notes currently trade at significant premiums to par and have traded above 100% of par since at least July 2012, while the repurchase offer must be made at 101% of par (plus accrued interest to the date of purchase), which is below these trading prices. As a result, we believe that the tender of any significant amount of notes is unlikely. However, even if all of the outstanding notes were tendered for repurchase pursuant to the change in control offer requirement, in our view, such indebtedness will be able to be refinanced due to the availability of credit in the marketplace on favorable terms generally, the Company's cash position (including proceeds from the sale of its Permian assets), the Company's substantial asset base to support a financing if required and an expected increase in the Company's credit rating resulting from the change in the composition of the Board.

Under the Company's 2009 Incentive Plan, as amended on June 1, 2012, a "Change in Control" includes a change in the composition of the Board whereby the members of the Board as of June 5, 2009 no longer constitute a majority of the Board for any reason.  Upon a "Change in Control," the restrictions and conditions applicable to all restricted stock awards then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.

WHO IS ELIGIBLE TO CONSENT TO THE PROPOSALS?

If you were a holder of Common Stock as of the close of business on the Record Date, you have the right to consent to the Proposals. Under Delaware law, the Record Date will be used to determine stockholders entitled to give their written consent to the Proposals pursuant to this Consent Solicitation.

WHEN IS THE DEADLINE FOR SUBMITTING CONSENTS?

We urge you to submit your consent as soon as possible.  In order for the Proposals to be adopted, SandRidge must receive unrevoked written consents signed and dated by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date, within 60 calendar days of the date of the earliest dated written consent.  We intend to deliver our consent to the Company on January 16, 2013 and, assuming ours is the first signed and dated consent delivered to the Company, you will have until March 15, 2013 to consent to the Proposals.  However, in order to ensure that your consent is delivered to the Company in a timely manner, we are requesting that you submit your consent by February 28, 2013.

HOW MANY CONSENTS MUST BE RECEIVED IN ORDER TO ADOPT THE PROPOSALS?

The Proposals will be adopted and become effective when properly completed, unrevoked consents are signed by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date and delivered to the Company in accordance with applicable law. According to the Company's preliminary Consent Revocation Statement on Schedule 14A, filed with the Company on December 27, 2012, as of the Record Date, there were 491,582,024 shares of the Company's Common Stock outstanding, each entitled to one vote per share. Cumulative voting is not permitted. On that basis, the consent of the holders of at least 245,791,013 shares of Common Stock would be necessary to effect the Proposals.

WHAT SHOULD YOU DO TO CONSENT TO OUR PROPOSALS?

If your shares of Common Stock are registered in your own name, please submit your consent to us by signing, dating and returning the enclosed GREEN consent card in the postage-paid envelope provided.

If you hold your shares in "street" name with a bank, broker firm, dealer, trust company or other nominee, only that nominee can exercise the right to provide consent with respect to the shares of Common Stock you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, broker firm, dealer, trust company or other nominee to execute a consent in favor of the Proposals.  Please follow the instructions to consent provided on the enclosed GREEN consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GREEN consent card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to TPG-Axon Partners, LP, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

WHOM SHOULD YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

Please call MacKenzie Partners, Inc. at (212) 929-5500 or Toll-Free (800) 322-2885.

INFORMATION ON THE PARTICIPANTS

This Consent Solicitation is being made by TPG-Axon Domestic, a Delaware limited partnership, TPG-Axon Management, a Delaware limited partnership, PartnersGP, a Delaware limited partnership, GPLLC, a Delaware limited liability company, TPG-Axon International, a Cayman Islands exempted limited partnership, InternationalGP, a Delaware limited liability company, Singh LLC, a Delaware limited liability company and Mr. Singh, a United States citizen, and each of the other Nominees: Messrs. Beasley, Moneypenny, Reynolds, Rothschild, Weber and Westbrook.

The primary business of Mr. Singh is investment management.  The principal business of TPG-Axon Management is to serve as investment manager to investment funds and managed accounts, including TPG-Axon Domestic, TPG-Axon International and the Account, the principal business of each of which is to invest in securities.  The principal business of InternationalGP is to serve as the general partner of TPG-Axon International.  The principal business of PartnersGP is to serve as the general partner of TPG-Axon Domestic and the managing member of InternationalGP.  The principal business of GPLLC is to serve as the general partner of PartnersGP and TPG-Axon Management.  The principal business of Singh LLC is to serve as the managing member of GPLLC.  The principal business of each Nominee is disclosed in the section titled "PROPOSAL 3 – ELECTION OF DIRECTORS" starting on page 17 of this Consent Statement.

The principal business address of TPG-Axon Domestic, TPG-Axon Management, PartnersGP, GPLLC, InternationalGP, Singh LLC and Mr. Singh is 888 Seventh Avenue, 38th Floor, New York, New York 10019.  The principal business address of TPG-Axon International is c/o Walkers Corporate Services Limited, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal business address of each Nominee is disclosed in the section titled "PROPOSAL 3 – ELECTION OF DIRECTORS" on starting on page 17.

As of the date of this filing, the Participants may be deemed to beneficially own an aggregate of 33,003,000 shares of Common Stock, constituting approximately 6.7% of the shares of Common Stock outstanding, as follows: (i) TPG-Axon Domestic may be deemed the beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) of 12,454,201 shares of Common Stock, or approximately 2.5% of the outstanding shares of Common Stock; (ii) TPG-Axon International may be deemed the beneficial owner of 17,352,944 shares of Common Stock, or approximately 3.5% of the outstanding shares of Common Stock; (iii) PartnersGP may be deemed the beneficial owner of the 12,454,201 shares of Common Stock owned by TPG-Axon Domestic, or approximately 2.5% of the outstanding shares of Common Stock; (iv) InternationalGP may be deemed the beneficial owner of the 17,352,944 shares of Common Stock owned by TPG-Axon International, or approximately 3.5% of the outstanding shares of Common Stock; (v) TPG-Axon Management may be deemed the beneficial owner of the 33,000,000 shares of Common Stock owned by TPG-Axon Domestic, TPG-International and the Account, or approximately 6.7% of the outstanding shares of Common Stock; (vi) GPLLC may be deemed the beneficial owner of the 33,000,000 shares of Common Stock owned by TPG-Axon Domestic, TPG-International and the Account, or approximately 6.7% of the outstanding shares of Common Stock; (vii) Singh LLC may be deemed the beneficial owner of the 33,000,000 shares of Common Stock owned by TPG-Axon Domestic, TPG-International and the Account, or approximately 6.7% of the outstanding shares of Common Stock; (viii) Mr. Singh may be deemed the beneficial owner of the 33,000,000 shares of Common Stock owned by TPG-Axon Domestic, TPG-International and the Account, or approximately 6.7% of the outstanding shares of Common Stock, and (ix) Mr. Beasley may be deemed the beneficial owner of 3,000 shares of Common Stock.  Please see Annex II for all transactions in the Common Stock effectuated by the Participants during the past two years.

The Common Stock beneficially held by TPG-Axon is held in commingled margin accounts (the "Margin Accounts"), which may extend margin credit to TPG-Axon from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies.  In such instances, the positions held in the Margin Accounts are pledged as collateral security for the repayment of debit balances in the Margin Accounts.  The Margin Accounts bear interest at a rate based upon the broker's call rate from time to time in effect.  Because other securities are held in the Margin Accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Common Stock beneficially owned by TPG-Axon.

The Participants may be deemed to have formed a "group," within the meaning of Section 13(d)(3) of the Exchange Act.  Collectively, the group may be deemed to have beneficial ownership of 33,003,000 shares of Common Stock, constituting approximately 6.7% of the outstanding shares of Common Stock.

Except as set forth in this Consent Statement (including the Annexes hereto), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this Consent Solicitation directly or indirectly beneficially owns any securities of SandRidge; (iii) no Participant owns any securities of SandRidge which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of SandRidge during the past two years; (v) no part of the purchase price or market value of the securities of SandRidge owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of SandRidge, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of SandRidge; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of SandRidge; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of SandRidge's last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which SandRidge or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by SandRidge or its affiliates, or with respect to any future transactions to which SandRidge or any of its affiliates will or may be a party; and (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Consent Statement. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to SandRidge or any of its subsidiaries or has a material interest adverse to SandRidge or any of its subsidiaries. With respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

REASONS FOR OUR SOLICITATION

We believe that the Company has significant asset value, and that SandRidge shares are dramatically undervalued.  However, the continued leakage of value from massive overhead costs (triple that of the Exploration & Production companies SandRidge selected as its peer companies for compensation purposes in its consent revocation statement), high cost of capital (higher than, and frequently more than double, all of such selected peer E&P companies), and frequent changes in strategy, have resulted in enormous destruction of value.2  We believe that most of these problems are a function of management, not of the assets themselves, and therefore we believe change is imperative to create value for stockholders.

SandRidge stock has declined almost 80% from its IPO level in 2007, and is the single worst performing energy stock over that period in the Russell 1000 Index.  As of November 2, 2012, prior to the public disclosure of our activist intentions, the stock had declined approximately 91% from its highest price of $67.66 per share on July 1, 2008. The Company's Net Asset Value (as estimated by research analysts) and Book Value have also declined dramatically since the Company's IPO. The Common Stock continues to trade at a meaningful discount to NAV, based on many analyst estimates. We believe SandRidge stock could have significant upside IF markets had greater confidence in management.  Management actions have caused tremendous damage to stockholders, and steps must be taken to repair this damage.

Frequent Changes in Strategy Resulting in Unpredictability:

We have great enthusiasm for, and conviction in, the long-term value of SandRidge’s assets, as they are configured today.  However, our conviction is tempered by the unpredictability of management strategy, since we simply cannot tell whether the Company will veer in a different direction over time, and substantially change the nature of assets we own.  A common explanation for the poor valuation and performance of the stock is concerns regarding management strategy and focus.  To many in the investment community, SandRidge has often appeared to behave in an unpredictable manner with respect to its strategy, and such analysts have little confidence in what the company will look like in the future.

The Company’s actions since the IPO provide ample reason to worry about the future.  Overall, we do not believe management’s track record merits giving them the benefit of the doubt regarding vision and strategy.

•	At the time of the Company’s IPO in 2007, management chose to make a massive and levered bet on high-cost natural gas near the peak of the market.

•
Management has consistently over-spent and over-levered, putting stockholders at risk, as evidenced by the Company's credit ratings of "B" by S&P and "B1" by Moodys, both of which represent "highly speculative" debt issuers.

•	Management has consistently underestimated its capex levels in public disclosures.

•
Management has shown a consistent propensity for ‘trading’ assets, in a manner that often creates confusion and complexity, rather than value.  Even this year, there have been several major shifts in strategy.

•	Management has previously trumpeted an 80%+ IRR potential of the Mississippian wells, which was then reduced dramatically to a 50% estimate by the Company on its FY2012 third quarter conference call.

2 Such "peer companies" were used by the Company in its consent revocation statement and are (i) the following mid-sized peer companies: Continental Resources, Inc., Denbury Resources Inc., Energen Corporation, EQT Corporation, Linn Energy, LLC, Newfield Exploration Company, Pioneer Natural Resources Company, Plains Exploration & Production Company, Range Resources Corporation, Southwestern Energy Company, Ultra Petroleum Corp. and Whiting Petroleum Corporation, and (ii) the following large peer companies: Anadarko Petroleum Corporation, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, EOG Resources, Inc. and Noble Energy, Inc.

Excessive Spending and Lack of Financial Discipline:

Separate from major strategic missteps, the Company has spent approximately $8.5 billion on capital expenditures (including the acquisition of acreage) since its IPO in 2007.  The Company's capital expenditure budgets have been frequently exceeded, damaging management credibility.  The Company's credit ratings, which are the lowest of any of its peer companies, reflect that its finances are persistently precarious, leaving the Company highly vulnerable to economic and market risk.  SandRidge has issued equity and diluted stockholder ownership to a greater degree than any of its peers over the past five years since its IPO.  In general, the problem, in our view, has been a lack of discipline in terms of capital expenditures and investment.

The excessive spending on acquisitions and capex have been compounded by an extraordinarily high level of corporate overhead.  Corporate overhead is over $200 million per year, and projected by the Company to increase.  This figure is more than double the Company's total net income, and represents a staggering 8% of SandRidge's entire market capitalization spent each year.  SandRidge spends three to five times more than its exploration and production peers in overhead.  In aggregate, SandRidge has spent a stunning $2.3 billion, or over 75% of its total market capitalization, on just financing costs and corporate overhead in the past five years under current management.

 Many of the Company's peer companies, particularly those located in the Mississippian, are large, well-financed companies with lower cost of capital and levels of overhead spending than SandRidge. We believe dramatic change is necessary because, in a competitive environment, it will be difficult for stockholders to realize value from SandRidge's assets if the Company persistently has higher costs and spending than its competitors.

Poor Corporate Governance and Self-Dealing:

One of our greatest concerns is the significant misalignment of interest between SandRidge stockholders and management. Two areas in particular most actutely represent this misalignment of interests: management compensation and related party transactions.

A significant portion of this excessive overhead is a result of the Board having sanctioned compensation levels for Company management that we find to be unconscionable in light of the consistent destruction of stockholder value since the IPO.  For example, total compensation to Mr. Ward in 2011 was over $25 million, representing approximately 50% of the Company's earnings that year.  He has received almost $150 million in direct payments over the past five years (including an aggregate of $67 million paid to Mr. Ward in 2008 for interests in oil and gas wells), despite an almost 80% collapse in the price of Common Stock.  In addition, his perquisites are staggering—the Company pays almost $1 million per year to provide personal accounting services to Mr. Ward, millions in support (including the provision of luxury suites) for the Oklahoma City Thunder (of which Mr. Ward is a co-owner), and provides him with unlimited personal use of the Company's four corporate jets.  The additional two members of senior management and members of the Board are also among the highest paid executives or directors, as applicable, in the Company's self-selected peer group. Compensation for Mr. Ward, other senior management and members of the Board has increased dramatically since the Company's IPO in 2007, even as the Company's stock price has fallen almost 80% over the same period. Even before considering indirect benefits and perquisites, compensation for senior management and the Board since the Company's IPO represents almost 25% of the Company's overhead spending during those five years.

Another example of the enrichment of management at the expense of the stockholders was the Executive Well Participation Plan, which allowed Mr. Ward to purchase up to 3% working interest in wells developed by the Company. The Company's initial focus was on the development of high-cost natural gas wells in the West Texas Overthrust. While natural gas prices were rising steadily, Mr. Ward took advantage of the Plan to invest alongside the Company. However, when the financial crisis struck, natural gas prices began to plunge sharply and the Company, with no advance notice to stockholders, announced in October 2008 that it had decided to pay over $67 million to Mr. Ward to re-purchase his interests in the natural gas wells. The Company stated that the purchase would "permit [the Company] to retain a greater working interest in future wells, thus increasing provided undeveloped reserves". Yet, in 2009, the Company proclaimed that it was abandoning its natural gas focus and shifting towards oil exploration and development.  In 2011, the Company paid almost $1 million in oil and gas royalties to an entity in which Mr. Ward "has an ownership interest".

In addition, and perhaps most significantly, a company owned by trusts created and funded by Mr. Ward and directly controlled by his son, WCT Resources, LLC, has acquired and leased mineral rights in many of the same counties in the Mississippian Lime region as SandRidge. In numerous and ongoing instances, WCT Resources acquires rights, and then either retains them, sells them to third parties such as Shell Petroleum, or in some instances sells them to SandRidge. In some instances where WCT Resources sells interests to SandRidge—several of which have occurred just weeks or months after WCT Resources's initial purchase of the rights from third parties—WCT Resources has retained an ongoing working interest in the rights. The Company now states that Mr. Ward has no economic interest in WCT Resources and that it is controlled by his son, Trent Ward. However, from its inception through 2011, WCT Resources had as its registered address the headquarters of Chesapeake Energy Corporation or SandRidge, corresponding to the dates of Mr. Ward's employment at each company.

We believe that the Board must be held responsible for this record of changes in strategic direction, excessive management compensation and perquisites, self-interested transactions and abysmal stock performance.  TPG-Axon believes SandRidge shares represent truly extraordinary value.  However, in order to achieve that value on a standalone basis, the Company must reduce its cost of capital and demonstrate focus by selling non-strategic assets and focusing on the cost-effective development of its Mississippian assets.  Given the Company's  past performance, we think real change is needed – of the Board and management.  In addition, stockholders deserve an objective assessment of whether a sale of the Company will maximize value – our assets are likely worth far more in the hands of other companies, with lower cost of capital and greater market credibility.  We believe the current Board must be replaced by our Nominees, all highly qualified, experienced, independent and respected members of the business community, who will seek to execute a strategy that will lead to the realization of SandRidge's potential and maximize stockholder value.

BACKGROUND OF THE CONSENT SOLICITATION

We initially invested in SandRidge because we believed the stock was undervalued and represented a potentially profitable investment opportunity.  We recognized that the Company has been underperforming and mismanaged for years.  But we believed then, and believe now, that significant value can be created for all stockholders through better management and oversight of the Company's strategy, capital structure and operations.

On November 8, 2012, we delivered a letter to the Board expressing our view that, while we agree with independent research analysts that significant value potential remains in SandRidge, we have grown increasingly concerned about the ability of the Company's management team to deliver that value to stockholders and the Board's ability to protect stockholder interests.  In the letter, we set forth the steps that we believe the Company should take to recoup value for stockholders:

•
In addition to being de-staggered, the Board should be significantly reconfigured to include representatives of the Company's largest stockholders and credible, independent directors chosen in consultation with the Company's largest stockholders.

•
The Board must also reconfigure the management and leadership of the Company, including the replacement of the Company's Chief Executive Officer, Tom Ward, whose credibility has been damaged due to extensive conflicts of interest and self-dealing.  Credible, experienced and highly competent management is the only way to ensure that the Company achieves goals such as lowering its cost of capital and instilling confidence in the market that its assets will be developed in a focused and optimal manner.

•
The Board should engage an independent advisor to assist in exploring strategic alternatives available to the Company, including whether the value of its assets will be maximized through a sale of the Company.  We believe that SandRidge's assets would be highly desirable to many companies and their value is likely to be greater to a company with a lower cost of capital and the financial resources available to optimize potential investments.

On November 14, 2012, Mr. Singh met with Mr. Ward to discuss the Company's underperformance and the contents of the November 8 letter.  At the conclusion of the meeting, Mr. Ward indicated that the Company was reviewing its current position and the availability of potential strategies that it could pursue.

On November 20, 2012, the Company announced that it had adopted a so-called stockholder rights agreement, also known as a poison pill, and had amended the Bylaws to, among other things, require that a stockholder seeking to have Company stockholders authorize or take written action by written consent request that the Board fix a record date and require that amendments to certain provisions of the Bylaws be approved by stockholders representing a majority of all issued and outstanding shares of Common Stock.

On November 30, 2012, TPG-Axon sent a second letter to the Board, expressing their heightened concern with the inability of the Company's management team to restore stockholder value and focusing on management's continued overspending, self-dealing and incoherent corporate strategy. The letter set forth TPG-Axon's belief that, as a result of the foregoing concerns, a sale or dramatic simplification and restructuring of the Company were the only two viable options. The letter also indicated that TPG-Axon intended to solicit stockholders of the Company for their written consent to (i) amend the Bylaws to de-stagger the Board, give stockholders, in addition to a majority of the Board, the ability to change the size of the Board and fill any vacancies on the Board, and provide for removal of individual directors with or without cause, (ii) remove incumbent directors from the Board and (iii) replace such incumbent directors with nominees of TPG-Axon.

Also on November 30, 2012, TPG-Axon delivered a letter to the secretary of the Company requesting that the Board fix a record date in connection with this Consent Solicitation.

On December 3, 2012, the Board announced that it had set a record date of December 13, 2012 in connection with the Consent Solicitation.

On December 6, 2012, TPG-Axon posted soliciting materials to www.shareholdersforsandridge.com.

 On December 13, 2012, the Company registered (not issued) an additional 6 million (not 37 million) shares of Common Stock for an aggregate of $37 million for issuance to employees under its stock incentive plan.

On December 21, 2012, the Company filed a Current Report on Form 8-K announcing that it had received written consents, dated December 19, 2012 (the "Initial Consent Date"), from a stockholder of record as of the Record Date relating to the proposals discussed in TPG-Axon's prior SEC filings.  The Company stated that, as a result of its receipt of such written consents, December 19, 2012 began the 60-day period under Section 228 of the DGCL during which consents in connection with the Consent Solicitation must be received in order to be considered in the determination of whether the Proposals are adopted.

On December 24, 2012, TPG-Axon filed a complaint against the Company in the Court of Chancery in the State of Delaware asserting that the Company's determination that the Initial Consent Date began the 60-day period for the delivery of consents was invalid.

Also on December 24, 2012, TPG-Axon sent a letter to the Board expressing concern with the self-dealing aspects of certain past transactions between the Company and WCT Resources, an investment vehicle established by Mr. Ward for the benefit of his children.  In addition, the letter noted the drop in the price of Common Stock following the Company's announcement on December 20, 2012 of its sale of certain Permian basin assets, and attributed the drop to investors' fear that the consideration received by the Company for the Permian assets would not ultimately benefit stockholders.

    On January 15, 2013, TPG-Axon entered into a Settlement Agreement with the Company (the "Settlement Agreement"), pursuant to which the parties agreed that any written consents relating to the Consent Solicitation delivered to the Company prior to the date on which TPG-Axon files its definitive consent statement with the SEC would not be deemed valid and that the 60-day consent solicitation period under Section 228(c) of the DGCL would commence no earlier than the filing of TPG-Axon's definitive consent statement with the SEC.  In addition, TPG-Axon agreed that it would deliver a signed written consent to the Company's corporate secretary with respect to the Consent Solicitation in accordance with Section 228 of the DGCL promptly after the date on which it files its definitive consent statement, but in any event no later than two business days following such date.  Pursuant to the terms of the Settlement Agreement, the Company will file a Stipulation and Proposed Order of Dismissal with the Court of Chancery in the State of Delaware dismissing TPG-Axon's complaint filed on December 24, 2012.

PROPOSAL 1 – AMENDMENT TO THE BYLAWS TO DE-STAGGER THE BOARD

Section 1 of Article III of the Bylaws currently provides that the Board be comprised of three classes of directors and that each director elected to the Board serve a term expiring at the third annual meeting following his or her election.  Section 1 of Article III also currently permits the removal of a director or the entire board of directors by stockholders only for cause, provides that the size of the Board shall be fixed exclusively by a majority vote of the Board and provides that vacancies on the Board shall be filled by a majority of remaining directors.

Proposal 1 will amend Section 1 of Article III of the Bylaws to de-stagger the Board so that directors will be elected to serve one-year terms beginning with the 2013 Annual Meeting.  Because the Board will be immediately de-staggered upon the adoption of Proposal 1, any of our Nominees elected pursuant to Proposal 3 to fill vacancies created by the removal of existing directors under Proposal 2 will be up for re-election at the 2013 Annual Meeting.  However, under Delaware law, the declassification of a board of directors alone will not shorten the term of any previously elected director or disqualify previously elected directors from completing their terms unless such directors are removed prior to the expiration of their terms.  As a result, if Proposal 1 is adopted, incumbent directors not removed pursuant to Proposal 2 whose terms are currently set to expire at the 2013 Annual Meeting will be up for election at the 2013 Annual Meeting.  All directors elected at the 2013 Annual Meeting will be up for re-election at the 2014 annual meeting of stockholders (the "2014 Annual Meeting") together with any incumbent directors not removed pursuant to Proposal 2 whose terms are currently set to expire at the 2014 Annual Meeting.  All directors elected at the 2014 Annual Meeting will be up for re-election at the 2015 annual meeting of stockholders (the "2015 Annual Meeting") together with any incumbent directors not removed pursuant to Proposal 2 whose terms are currently set to expire at the 2015 Annual Meeting.  At the 2015 Annual Meeting and at each annual meeting held thereafter, all directors of the Board will be elected to serve until the next annual meeting of stockholders.

Furthermore, Section 141(k) of the DGCL provides that any director or the entire board of directors of a corporation may be removed, with or without cause, by holders of a majority of the outstanding shares entitled to vote thereon (the same voting requirement as is necessary for stockholders to effect such action by written consent), except in certain cases involving corporations with classified boards or cumulative voting for directors.  Because the Board will be de-classified immediately upon the effectiveness of Proposal 1 and the Company does not have cumulative voting for directors, Proposal 1 will also amend the Bylaws to give stockholders the immediate ability to remove members of the Board with or without cause.

Proposal 1 will also amend Section 1 of Article III of the Bylaws to allow the size of the Board to be fixed and vacancies on the Board to be filled by, in each case, the stockholders.  As a result, the Board will no longer have the exclusive ability to increase or decrease the number of directors of the Board or the exclusive ability to fill vacancies resulting from death, resignation, removal or otherwise or any newly-created directorships.

Proposal 1 is intended to give stockholders of the Company the ability to elect all of the directors annually, which will enable them to register their views on each director and the Board as a whole at each annual meeting.  Proposal 1 is also intended to give stockholders the ability to remove directors without cause immediately following the adoption of Proposal 1, which will facilitate the removal of all of the incumbent directors pursuant to Proposal 2.

The text of the proposed Bylaw amendment and adopting resolution is set forth in Annex I to this Consent Statement.

WE URGE YOU TO CONSENT TO PROPOSAL 1.

PROPOSAL 2 – REMOVAL OF DIRECTORS

Stockholders are being asked to approve Proposal 2 to remove all of the members of the current Board: Jim J. Brewer, Everett R. Dobson, William A. Gilliland, Daniel W. Jordan, Roy T. Oliver, Jr., Jeffrey S. Serota and Tom L. Ward (and any person or persons, other than those elected by this Consent Solicitation, elected or appointed to the Board since December 26, 2012 and immediately prior to the effectiveness of Proposal 2).  Proposal 2 is intended to remove all incumbent directors and address the possibility that the current directors might attempt to add directors to the Board after the filing of this consent statement and prior to the effectiveness of the Proposals.

Section 141(k) of the DGCL provides that any director or the entire board of directors of a corporation may be removed, with or without cause, by holders of a majority of the outstanding shares entitled to vote at an election of directors (the same voting requirement as is necessary for stockholders to effect such action by written consent), except in certain cases involving corporations with classified boards or cumulative voting for directors.  Assuming the adoption of Proposal 1, the Board will be de-classified immediately upon such Proposal's effectiveness.  Because the Board will be de-classified immediately upon the effectiveness of Proposal 1 and the Company does not have cumulative voting for directors, stockholders will have the ability to remove members of the Board, without cause, pursuant to this Consent Solicitation.  A stockholder may consent to the removal of only certain existing directors by designating the names of one or more directors who the stockholder does not wish to be removed in the indicated space on the consent card.

Because the Bylaws currently permit the removal of directors only for cause, Proposal 2 is subject to, and conditioned upon, the approval of Proposal 1.

WE URGE YOU TO CONSENT TO PROPOSAL 2.

PROPOSAL 3 – ELECTION OF DIRECTORS

According to the Company's filings with the SEC, the Board is currently composed of seven directors. Assuming the adoption of Proposal 2, all current members of the Board, along with any directors appointed to the Board after December 26, 2012 and immediately prior to the effectiveness of Proposal 2, will be removed.  For the reasons stated above, we are seeking your consent to elect the seven Nominees, Messrs. Beasley, Moneypenny, Reynolds, Rothschild, Singh, Weber and Westbrook, to fill the vacancies on the Board resulting from the removal of directors pursuant to Proposal 2.

Name and Business Address	Age	Principal Occupation For Past Five Years and Directorships

Stephen C. Beasley 2 Eaton Court Houston, Texas 77024	61
Mr. Beasley founded Eaton Group, Inc., a Houston-based executive leadership and strategic investments firm, in July 2008 and currently serves as President and Chief Executive Officer.  He served as President of El Paso Corporation’s Eastern Pipeline Group, which operates natural gas pipeline systems and distributes natural gas throughout the United States, from 2003 until May 2007.  While managing the Eastern Pipeline Group, he held the positions of  Chairman and President of Tennessee Gas Pipeline Company and ANR Pipeline Company, two of the largest transmission systems companies in the United States.  He also served as a member of the Corporate Executive Committee for El Paso Corporation from 2005 to 2007.  Since October 2011, he has served on the board of directors of Space Services Holdings, Inc., a privately-held firm that provides opportunities for public participation in space missions, and since February 2010 has served as a member of the board of directors of BPZ Resources, Inc., an independent oil and gas exploration and production company.  From May 2009 until August 2009, Mr. Beasley served as a director of Southern Union Company, a company engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas.  From January 2008 to May 2009, Mr. Beasley served as a member of the board of directors of Williams Pipeline Partners, L.P., a pipeline master limited partnership.

Mr. Beasley's qualifications as a director include his extensive knowledge of the energy industry, his diverse management experience in the energy and chemical industries, his experience as an executive, and his prior service as an independent director of public companies.

Edward W. Moneypenny 149 White Street Southampton, NY 11968	70
From 2002 until his retirement in January 2006, Mr. Moneypenny was the Senior Vice President of Finance and Chief Financial Officer of 7-Eleven, Inc., a worldwide chain of convenience stores.  In 2001, he served as the Executive Vice President of Finance and Chief Financial Officer of Covanta Energy Corporation, which owns and operates infrastructure for the conversion of waste-to-energy, as well as other waste disposal and renewable energy production businesses.  In addition, Mr. Moneypenny was the Chief Financial Officer at two former Fortune 500 companies in the energy industry, Florida Progress Corporation (currently Duke Energy Corporation)

and Oryx Energy Corporation, prior to 2001.  At Oryx Energy Corporation, Mr. Moneypenny was the Chief Financial Officer and a member of the board of directors, with senior responsibility for the successful negotiation of the multi-billion dollar merger of Oryx with and into Kerr-McGee Corporation in 1999.  Mr. Moneypenny is currently a Vice Chairman of the Board of Trustees of Saint Joseph’s University in Philadelphia, Pennsylvania, where he has served since May 2006, as well as Chairman of the Finance Committee and a member of the Audit, Executive and Strategic Planning Committees.  From June 2006 to June 2012, he served on the board of directors of New York & Company, Inc., a publicly-traded specialty retailer of women’s fashion and accessories, as a member of the Audit Committee.  He also served on the board of directors of Timberland Company, a specialty retail company, as Chairman of the Audit Committee and a member of the Compensation Committee from May 2005 to September 2011.

Mr. Moneypenny's qualifications as a director include his executive, financial and accounting expertise and his experience as a member of the board directors of several public companies.

Fredric G. Reynolds 630 Stonehouse Lane Montecito, CA 93108	62
Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009.  From 2001 until 2006, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and Executive Vice President and Chief Financial Officer of the businesses that comprised Viacom Inc. He also served as Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000.  Prior to that, Mr. Reynolds served in various capacities with PepsiCo, Inc., a food and beverage company, for twelve years, including as Chief Financial Officer or Financial Officer, as applicable, for Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.  Mr. Reynolds currently serves on the board of directors of Mondelez International (formerly Kraft Foods, Inc.), a global packaged-food company, where he has served as a director since November 2007, and AOL, Inc., an internet company, where he has served as a director since December 2009.  He also serves as a member of the board of directors of MGM Studios Holdings, a privately-held movie studio.  From January 2010 through April 2011, Mr. Reynolds was a member of the board of directors of Reader's Digest Holdings Inc., a holding company whose assets include Reader's Digest, the general interest family magazine.

Mr. Reynolds' qualifications as a director include his executive, financial and accounting expertise and his experience on various public company boards.

Peter H. Rothschild Daroth Capital LLC 130 East 59th Street 12th Floor New York, NY 10022	57
Mr. Rothschild has been involved in both investment and merchant banking for over 30 years.  Since 2001, he has been the Managing Member of Daroth Capital LLC, a financial services company, and the President and Chief Executive Officer of its wholly-owned investment banking subsidiary, Daroth Capital Advisors LLC, since 2002.  From December 1996 to October 2001, Mr. Rothschild was a Managing Director at Dresdner Kleinwort Wasserstein and its predecessor firm, Wasserstein Perella.  From April 1990 to December 1996, Mr. Rothschild served as Senior Managing Director and Head of the Natural Resources Group at Bear, Stearns & Co. Inc. and was one of the founders of the firm’s Leveraged Finance and Financial Buyer Coverage groups.  From 1984 to 1990, Mr. Rothschild was a Managing Director and Head of the Industrial Group at Drexel Burnham Lambert, where he spent a substantial portion of his time working with the Energy Industry Group.  Mr. Rothschild has also served as a member of the board of directors of CIFC Corp., an asset management firm, from December 2004 to April 2011 and served as the Interim Chairman of CIFC’s board of directors from April 2007 to April 2011.  Since May 2010, Mr. Rothschild has  served on the board of directors of The Wendy's Company, a fast food chain, and had previously served on the board of directors of Wendy's International, the predecessor corporation of The Wendy's Company, from March 2006 to September 2008.  In addition, Mr. Rothschild serves on the board of directors of several non-profit companies, including the Board of Advisors of Tufts University School of Engineering and the Mount Sinai of Medicine Advisory Board.

Mr. Rothschild's qualifications as a director include his financial industry and investment banking expertise, his experience as an executive and his service on various public company boards.

Dinakar Singh 888 Seventh Avenue 38th Floor New York, NY 10019	43
Mr. Singh founded TPG- Axon Capital, a leading global investment firm, in late 2004.  Prior to such time, from 1998 to 2004, Mr. Singh was a partner at Goldman Sachs & Co., where he was co-head of the Principal Strategies department.  Mr. Singh began his career at Goldman Sachs in 1990 and, during his 14 years there, he served on a number of the firm’s key leadership committees, including the Securities Division Operating Committee, Risk Committee, Partnership Committee, and Asia Management Committee.  Mr. Singh currently serves on the Yale University Investment Committee and the boards of directors of several private organizations, including the New York Public Library, Columbia University Medical Center, The Rockefeller University and Cold Spring Harbor Laboratories.

Mr. Singh's qualifications as a director include his financial industry expertise, his extensive leadership experience and his prior service on several private company boards of directors.

Alan J. Weber 561 Lake Avenue Greenwich, CT 06830	63
Mr. Weber is currently the Chief Executive Officer of Weber Group LLC, an investment management firm where he has served since 2005.  Since 2009, Mr. Weber has served as an Operating Partner and Chairman of the Financial Services Advisory Board at Arsenal Capital Partners, LLC, a private equity firm, Chairman of KGS-Alpha Capital Markets, a fixed income broker-dealer, and a director of the board of iTransfer, Inc., a money transfer company.  Mr. Weber also has been a member of the board of Broadridge Financial Services, Inc., an investor communications and securities processing company, since 2007, a director of Diebold, Inc., a provider of integrated self-service delivery systems and security services, since 2005, and a director of OnForce, Inc., a technology services company, since 2003.  In addition, Mr. Weber is the former Chairman and Chief Executive Officer of U.S. Trust Co., a 150 year old firm specializing in trusts, investment management, tax and estate planning, private banking, alternative investments and philanthropic consulting.  Prior to joining U.S. Trust Co. in October 2002, Mr. Weber was Vice Chairman and Chief Financial Officer at Aetna, Inc., where he was responsible for capital management, information technology, investor relations, e-business and financial operations.  Mr. Weber worked at Citicorp (which merged with Travelers Group to form Citigroup, Inc. in 1998) from 1971 to 1998, holding senior positions in corporate banking, consumer banking and corporate operations and technology.  He was Chairman of Citibank International, an Executive Vice President of Citibank and also served as a member of Citibank’s Policy Committee.  In addition, for six years, Mr. Weber led Citibank’s Global Financial Institutions and Transaction Services business.  During his 27 year tenure at Citibank, he managed businesses in approximately 30 countries, including assignments in Japan, Italy and Latin America.

Mr. Weber's qualifications as a director include his operating, management and executive experience and his service on several public company boards.

Dan A. Westbrook 6104 Paper Flower PL NE Albuquerque, NM 87111	60
Since October 2007, Mr. Westbrook has served on the board of directors of Enbridge Energy Company, an energy delivery company, and as a member of the Audit, Finance and Risk Committee.  He has been President of the board of directors and a member of the Executive Committee of the Carrie Tingley Hospital Foundation, which donates funds and support to the UNM Carrie Tingley Hospital, a pediatric rehabilitative hospital, since November 2008, and has been a member of the Executive Network of the Frontier Strategy Group, a company that provides business services to executives in emerging markets, since September 2009.  From October 2010 to March 2012, Mr. Westbrook was Chairman of the

Safety, Health and Environment Committee and a member of the Nominating and Governance Committee of Ivanhoe Mines. Ltd. (currently Turquoise Hill Resources), an international mining company.  From November 2006 to June 2009, he was a director at Knowledge Systems, Inc., a provider of combined geopressure and geochemical analysis software and services, and from May 2007 to  August 2008 he was a member of the Audit and Risk Committee and Chairman of the Strategic Options Review Committee of the board of directors of Synenco Energy Inc. (acquired by Total E&P Canada Ltd. in August 2008), an energy company located in Alberta, Canada.  Mr. Westbrook also served on the board of directors of Dapeng LNG – China, an importer of liquefied natural gas, as the Vice-Chairman of the board of directors from September 2001 to December 2005.  Mr. Westbrook was also a divisional-level executive for BP plc and Amoco Corporation.  He worked at divisions of BP plc from 1999 to 2005, where he was the President of BP China Gas, Power, Upstream, a combined upstream and liquefied natural gas business with multiple offshore operations, where he developed energy and petroleum business in China and South America.  He also held a number of executive and management positions at various Amoco Corporation divisions from 1986 to 1999, where he gained experience developing energy and petroleum businesses, including expanding Amoco Corporation's business in Russia, the North Sea, the Netherlands and the Middle East.

Mr. Westbrook's qualifications as a director include his knowledge of the energy industry and his experience as a member of the board of directors of several energy companies.

None of the organizations or corporations referenced in this section, "PROPOSAL 3 – ELECTION OF DIRECTORS," is a parent, subsidiary or other affiliate of SandRidge.  If elected, each of the Nominees will be considered an independent director of SandRidge under the Company's Corporate Governance Guidelines, under applicable NASDAQ rules and under Item 407(a) of Regulation S-K.

Each Nominee (other than Mr. Singh) has entered into a nominee agreement pursuant to which TPG-Axon has agreed to pay the costs of soliciting consents, and to defend and indemnify each such Nominee against, and with respect to, any losses that may be incurred by any of them in the event any of them becomes a party to litigation based on his or her respective nomination as a candidate for election to the Board and the solicitation of consents in support of his or her election.  Pursuant to the nominee agreements, each Nominee will receive $50,000 for his service on the slate of nominees.  In addition, each Nominee will be reimbursed for his reasonable and documented expenses in connection with the Consent Solicitation and a per diem amount for required travel. If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company's then-established practices for services of non-employee directors.

None of the Nominees, other than Mr. Beasley and Mr. Singh, beneficially owns any securities of SandRidge.  However, each of the Nominees, as members of a "group" for the purposes of Rule 13d-5(b)(1) of the Exchange Act, may be deemed to beneficially own the 33,003,000 shares of Common Stock beneficially owned in the aggregate by the Participants.  Each of the Nominees disclaims beneficial ownership of such shares of Common

Stock not directly owned by him.  For information regarding transactions during the past two years by the Participants in SandRidge securities, see Annex II.

Each of the Nominees has consented to being named as a nominee in this Consent Statement and has confirmed his willingness to serve on the Board if elected.  TPG-Axon does not expect that any of the Nominees will be unable to stand for election, but in the event that a vacancy in the slate of Nominees should occur unexpectedly, the shares of Common Stock represented by the GREEN consent card will be voted for a substitute candidate selected by TPG-Axon.  If TPG-Axon determines to add nominees, whether because the Company expands the size of the Board subsequent to the date of this Consent Statement or for any other reason, TPG-Axon will supplement this Consent Statement.

A stockholder may consent to the election of less than all of the Nominees by designating the names of one or more Nominees who are not to be elected.

This Proposal 3 is subject to, and conditioned upon, the adoption of Proposal 1 and the removal of incumbent directors pursuant to Proposal 2.  If none of the existing members of the Board are removed pursuant to Proposal 2, there will be no vacancies to fill.  If fewer than all of the seven existing directors are removed, then it is our intention that the Nominees who are proposed to fill the vacancies resulting from the removal of such existing directors be appointed in order of the number of consents received by the Nominees, with the Nominee receiving the highest number of consents filling the first available vacancy. Vacancies will be considered "available" within the meaning of the preceding sentence in descending order corresponding to the number of consents for a particular incumbent director's removal. In the event that two or more Nominees, each of whom receives the same number of consents, are to be considered for filing a particular vacancy, such vacancy shall be filled with the first such Nominee in alphabetical order.

WE URGE YOU TO CONSENT TO PROPOSAL 3.

CONSENT PROCEDURES

Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.  Consents must also bear the date of the signature of the stockholder who signs the written consent.

Section 12 of Article II of the Bylaws, consistent with Section 228 of the DGCL, provides that, unless otherwise restricted by the Charter, any action required or permitted to be taken at any annual meeting or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth such action, are signed by the holders of outstanding Common Stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and delivered to the Company.  The Charter is silent as to whether stockholders of the Company may take any action by written consent.  Therefore, pursuant to Section 228 of the DGCL, stockholders of the Company are permitted to take any action by written consent that is required or permitted to be taken at any annual or special meeting if written consents signed by the holders of Common Stock representing at least a majority of the votes entitled to be cast on the matter are delivered in accordance with Section 228 of the DGCL.  The Proposals will become effective only if properly executed and dated consents to the Proposals are returned by holders of at least a majority of the outstanding shares of Common Stock as of the Record Date in accordance with Section 228 of the DGCL. The failure to properly execute and return a consent will have the same effect as voting against the Proposals.  According to the Company's preliminary Consent Revocation Statement on Schedule 14A, filed on December 27, 2012, as of the Record Date, there were 491,582,024 shares of the Company's Common Stock outstanding, each entitled to one vote per share. As a result, the Proposals will become effective upon properly completed and duly delivered unrevoked written consents representing at least 245,791,013 shares of Common Stock.

A stockholder may consent to the removal of less than all of the incumbent directors by designating the names of one or more directors who are not to be removed.  Similarly, a stockholder may consent to the election of less than all of the Nominees by designating the names of one or more Nominees who are not to be elected.

If your shares of Common Stock are registered in your own name, please submit your consent to us today by signing, dating and returning the enclosed GREEN consent card in the postage-paid envelope provided.

If you hold your shares in "street" name with a bank, broker firm, dealer, trust company or other nominee, only that nominee can exercise the right to provide consent with respect to the shares of Common Stock you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the Proposals to your bank, broker firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed GREEN consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GREEN consent card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to TPG-Axon Partners, LP, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Execution and delivery of a consent by a record holder of shares of Common Stock will be presumed to be a consent with respect to all shares held by such record holder unless the consent specifies otherwise.  Only holders of record of shares of Common Stock as of the close of business on the Record Date will be entitled to consent to the Proposals. If you are a stockholder of record as of the close of business on the Record Date, you will retain your right to consent even if you sell your shares of Common Stock after the Record Date.

IF YOU TAKE NO ACTION, YOU WILL IN EFFECT BE REJECTING THE PROPOSALS. WITHHELD CONSENTS AND FAILURES TO CONSENT WILL HAVE THE SAME EFFECT AS REJECTING THE PROPOSALS.

If you have any questions regarding your GREEN consent card or need assistance in executing your consent, please contact MacKenzie Partners, Inc. at (212) 929-5500 or Toll-Free (800) 322-2885.

If the Proposals become effective as a result of this Consent Solicitation, prompt notice will be given under Section 228(e) of the DGCL to stockholders who have not consented in writing to the Proposals and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company in accordance with Section 228 of the DGCL. We will bear the costs of this Consent Solicitation and, if successful, we do not intend to seek reimbursement of these costs from the Company. Costs related to the solicitation of consents include expenditures for attorneys, advisors, printing, advertising, postage and related expenses and fees.

The consents are being solicited in accordance with the applicable provisions of the DGCL. Holders of record of the shares of Common Stock as of the close of business on the Record Date are entitled to consent to our Proposals. To be effective, the requisite consents must be delivered to the Company within 60 days of the earliest dated consent delivered to the Company. An executed consent card may be revoked by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to the Company or to TPG-Axon Partners, LP, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations of consents be mailed or delivered to TPG-Axon Partners, LP, at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when consents to the Proposals have been received from the holders of record of a majority of the shares of Common Stock outstanding on the Record Date.

APPRAISAL/DISSENTER RIGHTS

Stockholders are not entitled to appraisal or dissenters' rights under Delaware law in connection with the Proposals or this Consent Statement.

PROCEDURAL INSTRUCTIONS

You may consent to any of the proposals on the enclosed GREEN consent card by marking the "CONSENT" box and signing, dating and returning the GREEN consent card in the envelope provided. You may also withhold your consent with respect to any of the proposals on the enclosed GREEN consent card by marking the "WITHHOLD CONSENT" box, and signing, dating and returning the GREEN consent card in the envelope provided.

If you sign, date and return the GREEN consent card, but give no direction with respect to one or more of the proposals, you will be deemed to have consented to such proposal or proposals.

Please note that in addition to signing the enclosed GREEN consent card, you must also date it to ensure its validity.

SOLICITATION OF CONSENTS

The solicitation of consents pursuant to this Consent Solicitation is being made by TPG-Axon and the Nominees.  Consents may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

TPG-Axon will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. TPG-Axon has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. TPG-Axon will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

The entire expense of soliciting proxies is being borne by TPG-Axon. Costs of this solicitation are currently estimated to be approximately $2,500,000.  TPG-Axon estimates that through the date hereof its expenses in connection with this solicitation are approximately $1,500,000.

TPG-Axon has retained MacKenzie Partners, Inc. ("MacKenzie") to provide solicitation and advisory services in connection with this solicitation. MacKenzie will receive a fee not to exceed $450,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified by TPG-Axon against certain liabilities and expenses, including certain liabilities under the federal securities laws.  MacKenzie will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  It is anticipated that MacKenzie will employ approximately 60 persons to solicit SandRidge's stockholders as part of this solicitation.  MacKenzie does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this Consent Solicitation.

SPECIAL INSTRUCTIONS

If you were a record holder of shares of Common Stock as of the close of business on the Record Date for this Consent Solicitation, you may elect to consent to or withhold consent to each Proposal by marking the "CONSENT" or "WITHHOLD CONSENT" box, as applicable, underneath each Proposal on the accompanying GREEN consent card and signing, dating and returning it promptly in the enclosed post-paid envelope.

IF A STOCKHOLDER EXECUTES AND DELIVERS A GREEN CONSENT CARD, BUT FAILS TO CHECK A BOX MARKED "CONSENT" OR "WITHHOLD CONSENT" FOR A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL, EXCEPT THAT THE STOCKHOLDER WILL NOT BE DEEMED TO CONSENT TO (I) THE REMOVAL OF ANY DIRECTOR WHOSE NAME IS WRITTEN IN THE APPLICABLE SPACE PROVIDED IN ACCORDANCE WITH THE INSTRUCTION TO PROPOSAL 2 ON THE CONSENT CARD OR (II) THE ELECTION OF ANY DIRECTOR WHOSE NAME IS WRITTEN IN THE APPLICABLE SPACE PROVIDED IN ACCORDANCE WITH THE INSTRUCTION TO PROPOSAL 3 ON THE CONSENT CARD.

YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED GREEN CONSENT CARD AND RETURN IT IN THE ENCLOSED POST-PAID ENVELOPE PROMPTLY. YOU MUST DATE YOUR CONSENT IN ORDER FOR IT TO BE VALID. FAILURE TO SIGN, DATE AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS REJECTING THE PROPOSALS.

If your shares are held in the name of a bank, broker firm, dealer, trust company or other nominee, only it can execute a consent with respect to those shares of Common Stock and only on receipt of specific instructions from you. Thus, you should contact the person responsible for your account and give instructions for the GREEN consent card to be signed representing your shares. You should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to TPG-Axon Partners, LP, c/o MacKenzie

Partners, Inc., 105 Madison Avenue, New York, New York 10016, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

If you have any questions or require any assistance in executing your consent, please contact MacKenzie Partners, Inc. at (212) 929-5500 or Toll-Free (800) 322-2885.

Important Notice Regarding the Availability of this Consent Statement

This Consent Statement and all other solicitation materials in connection with this Consent Solicitation are available on the Internet, free of charge, at www.shareholdersforsandridge.com.

Information Concerning SandRidge

TPG-Axon has omitted from this Consent Statement certain disclosure required by applicable law to be included in the Company's consent revocation statement and TPG-Axon's consent statement.  Such disclosure includes, among other things, information regarding securities of the Company beneficially owned by the Company's directors, nominees and management; certain stockholders' beneficial ownership of more than 5% of the Company's voting securities; information concerning executive compensation; and information concerning the procedures for submitting stockholder proposals and director nominations intended for consideration at the 2013 Annual Meeting and for consideration for inclusion in the proxy materials for that meeting.  If the Company does not distribute a consent revocation statement to its stockholders prior to the consummation of the Consent Solicitation, TPG-Axon will distribute to the stockholders a supplement to this Consent Statement containing such disclosures prior to its final delivery of consents to the Company.  In addition, if the Company does distribute a consent revocation statement to its stockholders, TPG-Axon will not make a final delivery of consents until a period of at least three business days has expired subsequent to its distribution.  TPG-Axon takes no responsibility for the accuracy or completeness of information contained in the Company's consent revocation statement. Except as otherwise noted herein, the information in this Consent Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.  Although TPG-Axon does not have any knowledge indicating that any statement contained herein is untrue, we do not take responsibility, except to the extent imposed by law, for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on behalf of TPG-Axon, or for any failure of the Company to disclose events that may affect the significance or accuracy of such information.

Conclusion

We urge you to carefully consider the information contained in the attached Consent Statement and then support our efforts by signing, dating and returning the enclosed GREEN consent card today.

Thank you for your support,

TPG-AXON MANAGEMENT LP
TPG-AXON PARTNERS GP, L.P.
TPG-AXON GP, LLC
TPG-AXON PARTNERS, LP
TPG-AXON INTERNATIONAL, L.P.
TPG-AXON INTERNATIONAL GP, LLC
DINAKAR SINGH LLC
DINAKAR SINGH
STEPHEN C. BEASLEY
EDWARD W. MONEYPENNY
FREDRIC G. REYNOLDS
PETER H. ROTHSCHILD
ALAN J. WEBER
DAN A. WESTBROOK

January 15, 2013

ANNEX I

PROPOSED AMENDMENT TO THE BYLAWS OF SANDRIDGE ENERGY, INC.

Set forth below is the proposed resolution to amend the Bylaws pursuant to Proposal 1, including the text of the proposed amendment to the Bylaws.

"RESOLVED, that Section 1 of Article III of the Amended and Restated Bylaws of SandRidge Energy, Inc. be, and hereby is, amended in its entirety to read as follows:

Section 1.  Power; Number; Term of Office; Election Procedures.  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

The number and terms of the board of directors of the Corporation and the procedures to elect directors, to remove directors, and to fill vacancies in the board of directors shall be as follows:

(a) Unless otherwise provided in the Certificate of Incorporation, the number of directors that shall constitute the whole board of directors shall from time to time be fixed either by the Board of Directors by a resolution adopted by a majority of the whole board of directors serving at the time of that vote or by the stockholders.  No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.  Directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation provide otherwise.  Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders of the Corporation or residents of the State of Delaware.

(b) Immediately upon the effectiveness of the amendment to the Bylaws adding this sentence, the classification of the board of directors, as heretofore in effect, shall be terminated and all directors shall thereafter be elected to annual terms, and shall be removable with or without cause, in accordance with this Section 1 and applicable Delaware law.  At the 2013 annual meeting of stockholders and each annual meeting thereafter, all directors whose terms shall then expire shall be elected or re-elected for terms expiring at the next annual meeting following their election or re-election.  A director shall hold office until his or her successor shall have been duly elected and qualified, subject to his or her prior death, resignation, retirement, disqualification or removal from office.

(c) Vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the stockholders or by the Board of Directors by no less than a majority vote of the remaining directors then in office, though less than a quorum, and each director so chosen shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office.

(d) A director, or the entire board of directors, may be removed at any time, with or without cause, by the affirmative vote of the holders of not less than a majority of the votes of the outstanding shares entitled to vote thereon."

ANNEX II

TRANSACTIONS BY THE PARTICIPANTS IN THE SECURITIES OF SANDRIDGE ENERGY, INC. DURING THE PAST TWO YEARS

This Annex II sets forth information with respect to each purchase and sale of shares of Common Stock that was effectuated by a Participant, or affiliates of a Participant, during the past two years.  As of the date of this Consent Statement, TPG-Axon Domestic, TPG-Axon International, the Account and Mr. Beasley are the only Participants, or affiliates of a Participant, that beneficially own Common Stock.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker.

TPG-Axon Domestic

Trade Date	Shares Purchased (Sold)
11/25/2011	791,656
11/28/2011	309,846
11/29/2011	295,998
11/30/2011	164,620
12/1/2011	547,584
12/2/2011	470,296
1/19/2012	8,668
2/2/2012	(955,371)
2/3/2012	(456,267)
2/9/2012	421,163
2/10/2012	384,700
2/13/2012	134,869
4/11/2012	411,817
4/12/2012	44,263
4/13/2012	161,680
4/16/2012	258,856
4/17/2012	24,013
4/18/2012	102,256
4/19/2012	324,608
5/2/2012	545,160
5/16/2012	614,086
5/18/2012	542,094
5/21/2012	6,109
6/15/2012	171,205
6/18/2012	312,883
6/29/2012	338,618
7/2/2012	(61,384)
9/14/2012	306,228
9/17/2012	293,536
9/18/2012	415,559
10/1/2012	(102,243)
10/2/2012	2,894
10/3/2012	211,487
10/4/2012	550,513

10/23/2012	399,684
10/26/2012	312,531
11/1/2012	237,284
11/5/2012	190,050
11/27/2012	512,460
11/28/2012	645,320
11/29/2012	873,080
11/30/2012	949,000
12/3/2012	406,987
12/5/2012	377,400
12/6/2012	566,100
12/10/2012	(607,695)

TPG-Axon International

Trade Date	Shares Purchased (Sold)
11/25/2011	1,049,405
11/28/2011	410,726
11/29/2011	392,369
11/30/2011	218,217
12/1/2011	725,868
12/2/2011	623,415
1/19/2012	11,684
2/2/2012	(1,266,493)
2/3/2012	(604,852)
2/9/2012	574,172
2/10/2012	524,462
2/13/2012	183,867
4/11/2012	578,839
4/12/2012	62,215
4/13/2012	227,254
4/16/2012	363,843
4/17/2012	33,752
4/18/2012	143,728
4/19/2012	456,261
5/2/2012	784,980
5/16/2012	884,227
5/18/2012	781,864
5/21/2012	8,811
6/15/2012	246,072
6/18/2012	449,703
6/29/2012	482,234
7/2/2012	(22,119)
9/14/2012	430,368
9/17/2012	412,530
9/18/2012	584,021
10/1/2012	(86,284)
10/2/2012	4,097
10/3/2012	299,403

10/4/2012	779,361
10/23/2012	565,790
10/26/2012	442,416
11/1/2012	334,670
11/5/2012	268,050
11/27/2012	724,275
11/28/2012	912,050
11/29/2012	1,233,950
11/30/2012	1,341,250
12/3/2012	313,469
12/5/2012	526,300
12/6/2012	789,449
12/10/2012	(846,725)

Account

Trade Date	Shares Purchased (Sold)
1/19/2012	219,648
2/1/2012	65,427
2/2/2012	(100,614)
2/3/2012	(51,530)
2/9/2012	47,665
2/10/2012	43,538
2/13/2012	15,264
4/11/2012	53,239
4/12/2012	5,722
4/13/2012	20,902
4/16/2012	33,464
4/17/2012	3,104
4/18/2012	13,219
4/19/2012	41,965
5/2/2012	69,860
5/16/2012	78,693
5/18/2012	69,242
5/21/2012	780
6/15/2012	21,823
6/18/2012	39,883
6/29/2012	42,748
7/2/2012	83,503
9/14/2012	41,224
9/17/2012	39,516
9/18/2012	55,943
10/1/2012	538,527
10/2/2012	633
10/3/2012	46,242
10/4/2012	120,370
10/23/2012	87,158
10/26/2012	68,153
11/1/2012	52,311

11/5/2012	41,900
11/27/2012	113,265
11/28/2012	142,630
11/29/2012	192,970
11/30/2012	209,750
12/3/2012	539,759
12/5/2012	96,300
12/6/2012	144,451
12/10/2012	(155,795)

Mr. Beasley

Trade Date	Shares Purchased (Sold)
12/7/2012	3,000

On November 9, 2012, November 12, 2012 and November 19, 2012, TPG-Axon Domestic, TPG-Axon International and the Account each entered into contractual agreements with one or more counterparties with regard to cash-settled total return swaps (the "TPG-Axon Swaps") referencing an aggregate of 7,500,000 shares of Common Stock. The TPG-Axon Swaps had reference prices ranging from $5.2194 to $5.674 and an expiration date of May 30, 2014. The TPG-Axon Swaps did not give TPG-Axon direct or indirect voting, investment or dispositive control over any securities of the Company and did not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Company.  From November 27, 2012 through December 3, 2012, TPG-Axon Domestic, TPG-Axon International and the Account wound down the entirety of the TPG-Axon Swaps.

[FORM OF CONSENT CARD]

CONSENT OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC. TO TAKE ACTION WITHOUT A MEETING:

THIS CONSENT SOLICITATION IS BEING MADE BY TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, "TPG-AXON"), TOGETHER WITH STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, TOGETHER WITH DINAKAR SINGH, THE "NOMINEES").

Unless otherwise indicated below, the undersigned, a stockholder of record of SandRidge Energy, Inc. (the "Company") as of December 13, 2012, hereby consents pursuant to Section 228 of the General Corporation Law of the State of Delaware with respect to all shares of common stock of the Company, par value $0.001 per share (the "Shares"), held by the undersigned to the taking of the following actions without a meeting of the stockholders of the Company:

IF NO BOX IS MARKED FOR A PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY DIRECTOR, OR THE ELECTION OF ANY DIRECTOR, WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED. TPG-AXON RECOMMENDS THAT YOU CONSENT TO PROPOSALS 1, 2 AND 3.

1.
The amendment to Section 1 of Article III of the Amended and Restated Bylaws of the Company as set forth on Annex I to the Consent Statement on Schedule 14A filed by TPG-Axon to (i) de-stagger the board of directors of the Company (the "Board") by providing that directors will be elected for one-year terms beginning with the 2013 annual meeting of stockholders, (ii) provide that the size of the Board may be fixed by either a majority vote of the Board or vote of the stockholders, (iii) provide that vacancies on the Board may be filled by the stockholders or a majority vote of the remaining directors of the Board, and (iv) provide that directors may be removed with or without cause.

☐	☐
Consent	Withhold Consent

2.
The removal of Jim J. Brewer, Everett R. Dobson, William A. Gilliland, Daniel W. Jordan, Roy T. Oliver, Jr., Jeffrey S. Serota and Tom L. Ward from the Board, along with each member of the Board, if any, appointed to the Board to fill any vacancy or newly-created directorship since the election of directors at the Company's 2012 annual meeting of stockholders and immediately prior to the effectiveness of Proposal 3.

☐	☐
Consent	Withhold Consent

INSTRUCTION:  TO CONSENT OR WITHHOLD CONSENT FROM CONSENTING TO THE REMOVAL OF ALL THE PERSONS NAMED IN PROPOSAL NO. 2, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL NO. 2, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED BELOW. NOTE THAT STRIKING A DIRECTOR'S NAME FROM THE ABOVE PROPOSAL, WITHOUT MORE, WILL NOT BE DEEMED TO BE A WITHHELD CONSENT FROM SUCH DIRECTOR'S REMOVAL.

3.
The election of Stephen C. Beasley, Edward W. Moneypenny, Fredric G. Reynolds, Peter H. Rothschild, Dinakar Singh, Alan J. Weber and Dan A. Westbrook as directors to fill any vacancies on the Board resulting from Proposal 2 (or if any Nominee becomes unable or unwilling to serve as a director of SandRidge or if the size of the Board is increased, in either case prior to the effectiveness of this Proposal, any other person who is not a director, officer, employee or affiliate of TPG-Axon, designated as a Nominee by TPG-Axon).  If fewer than all of the seven existing directors are removed, then it is our intention that the Nominees be appointed in order of the number of consents received by the Nominees, with the Nominee receiving the highest number of consents filling the first available vacancy. Vacancies will be considered "available" within the meaning of the preceding sentence in descending order corresponding to the number of consents for a particular incumbent director's removal. In the event that two or more Nominees, each of whom receives the same number of consents, are to be considered for filing a particular vacancy, such vacancy shall be filled with the first such Nominee in alphabetical order.

☐	☐
Consent	Withhold Consent

INSTRUCTION:  TO CONSENT OR WITHHOLD CONSENT FROM CONSENTING TO THE ELECTION OF ALL THE PERSONS NAMED IN PROPOSAL NO. 3, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL NO. 3, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED BELOW. NOTE THAT STRIKING A NOMINEE'S NAME FROM THE ABOVE PROPOSAL, WITHOUT MORE, WILL NOT BE DEEMED TO BE A WITHHELD CONSENT FROM SUCH NOMINEE'S ELECTION.

 IN THE ABSENCE OF WITHHOLDING OF CONSENTS BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

Date:

Signature

Signature (if held jointly)

Title(s):

Please sign exactly as name appears on stock certificates or on label affixed hereto. When Shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

THIS SOLICITATION IS BEING MADE BY TPG-AXON AND THE NOMINEES AND NOT ON BEHALF OF THE COMPANY.

PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.